Exhibit 5.1

February 9, 2017

Sierra Oncology, Inc.

885 West Georgia Street

Suite 2150

Vancouver, BC, V6C 3E9, Canada

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the offering by Sierra Oncology, Inc., a Delaware corporation (the “Company”), of up to 22,425,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to be issued pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of even date herewith, between the Company and Jefferies LLC, as representative of the underwriters named on Schedule A thereto. The Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-212793) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 1, 2016 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated August 11, 2016 included therein (the “Base Prospectus”), and the related prospectus supplement dated February 9, 2017, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The offering of the Shares is referred to herein as the “Offering.” The Shares are to be sold by the Company as described in the Registration Statement, the Prospectus and the Underwriting Agreement.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

(1)	The Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 21, 2015 and certified by the Delaware Secretary of State on July 21, 2015 (the “Restated Certificate”);

(2)	The Company’s Amended and Restated Bylaws adopted by the Company’s Board of Directors on July 15, 2015 (the “Bylaws”);

(3)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	The Prospectus;

(5)	The Current Report on Form 8-K to which this opinion is filed as an exhibit (the “Form 8-K”);

(6)	The Underwriting Agreement;

(7)	The minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and the Company’s stockholders at which, or pursuant to which, the Board and/or the Company’s stockholders approved (i) the Restated Certificate and (ii) the Bylaws;

(8)	The minutes of meetings and actions by written consent of the Board and the Pricing Committee of the Board (the “Pricing Committee”) at which (i) the Pricing Committee was established, (ii) the filing of the Registration Statement was approved; (iii) the Offering and issuance of Shares was approved; and (iv) all other matters related to the Offering were approved.

(9)	The stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent dated February 8, 2017), verifying the number of the Company’s issued and outstanding shares of capital stock as of February 7, 2017, and a statement prepared by the Company as to the number of issued and outstanding options to purchase from the Company shares of the Company’s common stock and any additional shares of capital stock reserved for future issuance in connection with the Company’s equity incentive and stock purchase plans and all other plans, agreements or rights of the Company as of February 7, 2017);

(10)	A Certificate of Good Standing issued by the Delaware Secretary of State with respect to the Company dated February 8, 2017 (the “Certificate of Good Standing”); and

(11)	A Management Certificate addressed to us and dated of even date herewith executed by the Company, containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same and the lack of any undisclosed termination, modification, waiver or amendment to any document referenced in clauses (7) and (8) above to us.

We are admitted to practice law in the State of Washington, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (i) the existing federal laws of the United States of America, (ii) the existing laws of the State of Washington, and (iii) the Delaware General Corporation Law and reported judicial decisions relating thereto.

In connection with our opinion expressed below, we have assumed that, (i) at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, and (ii) at the at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded.

Based upon the foregoing, we are of the opinion that when the Shares are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, the Prospectus and the resolutions adopted by the Board and Pricing Committee, such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto.

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This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP